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Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated March 2, 2001 included in Lands' End, Inc.'s Form 10-K for the fiscal year ended January 26, 2001 and to all references to our firm included in this registration statement on Form S-3.


/s/  Arthur Andersen LLP
     Milwaukee, Wisconsin
     September 19, 2001